August 19, 1997



CCB Financial Corporation
111 Corcoran Street
Durham, North Carolina 27701

Re:       Registration Statement on Form S-8
          149,008 Shares of Common Stock

Gentlemen and Ladies:

               In connection with the possible offering and sale from time to time of all or a portion of 19,343 shares of the Common stock, $5.00 par value per share (the "Shares"), of CCB Financial Corporation (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement") filed August 22,
1997 by the Corporation with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, we are of the opinion that:

          1.   The Corporation is a corporation duly
          organized and validly existing under the laws of the State of North Carolina;

          2. When (a) the Registration Statement shall become effective and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement, the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration
Statement and in the Prospectus which constitutes a part thereof as attorneys who will pass upon legal matters in connection with the Shares and (2) to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement.

                                   Very truly yours,

                                   /s/  ROBERT A. SINGER
                                   Robert A. Singer